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                                                                    EXHIBIT 10.9


Mr. John Hollon


March 26, 1999



Dear John,

I am pleased to offer you the position of Vice President of Editorial for Pets.com pending successful completion of your reference checks. In this position you will be responsible for building a team, recommending and implementing an editorial plan and directing the content of the site to maximize consumer retention and generally provide superior content to pet owners. In this position you will be reporting to the President.

As you know, Pets.com is a cross-functional team environment, therefore, you will be expected to work with all departments to effectively maximize company goals.

Your salary is $100,000 per year with stock of 125,000 shares. Your salary will be paid in accordance with company pay periods and your stock will vest over four years with a one year cliff and then monthly vesting. You will also be eligible for two weeks vacation the first year of employment and three weeks thereafter. You will also receive a signing bonus of $10,000 payable within the first thirty days of your employment. Pets.com will also be providing you with a relocation package to be negotiated.

You will be considered an "at will" employee.

Your start date will be no later than April 19, 1999.

John, I look forward to working with you. I believe that this is going to be a fun, challenging and rewarding experience.

Please sign this letter and return it to me to signify your acceptance.

This offer expires on April 8, 1999 at 5pm PST.


Warm regards,


Julie L Wainwright
CEO
Pets.com



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I accept

/s/ John W. Hollon                 5-5-99
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John Hollon                         Date



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